Exhibit 10.12

December 15, 2010

Alan Wexler

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Dear Mr. Wexler,

This letter clarifies the letter agreement between you and Sapient Corporation (the “Company”) of April 1, 2002 (the “2002 Letter”) concerning your compensation rate and your entitlement to severance benefits upon termination of employment by the Company without Cause (as defined below). In that regard, the third paragraph of the 2002 Letter is amended in its entirety as follows:

In the event your employment is terminated by the Company without Cause, you will receive, in a single lump sum payment, an amount equal to your (i) annual base salary, as in effect immediately prior to the date of termination, and (ii) target annual bonus, under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the date of termination occurs. Such payment shall be made no later than five (5) days following such termination of employment. Solely for purposes of this Agreement, “Cause” shall mean your unethical or illegal behavior, as determined in the reasonable discretion of the Company. In no event will you be eligible to receive severance benefits under the 2002 Letter, as amended from time to time, if and to the extent that you are eligible to receive any severance benefits under the Change in Control Severance Agreement dated April 13, 2010.

For purposes of this letter agreement, references to termination of employment mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

If at the time of separation from service the employee is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one day. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code (including, if elected by the Company, the elective rules pursuant to Section 1.409A-1(i) of the Treasury Regulations).

Sincerely,

/s/ Frank Schettino
Frank Schettino
Vice President, People Success

Acknowledged and Agreed:

/s/ Alan Wexler
Alan Wexler

Date:12/20/2010